Exhibit 7.1

OPERATING AND FINANCIAL RATIOS:

	2004	2005
Operating Revenues	10,430.1	11,589.8
Operating Expenses	7,232.0	7,937.9
Depreciation Expenses	2,818.7	3,080.2
Operating Income	3,198.1	3,651.9
Interest Expenses	1,075.9	1,240.8
Net Income	1,633.2	1,623.5

Cash and Cash Equivalents	4,010.2	4,717.3
Total Accounts Receivable	1,329.0	1,175.1
Current Assets	6,573.1	7,527.0
Fixed Assets	17,243.2	21,564.8
Non Current Assets	21,299.4	25,260.1
Total Assets	27,872.5	32,787.1

Current Liabilities	4,492.8	5,431.4
Procurement Payable	2,049.1	2,609.3
Non Current Liabilities	10,030.6	12,864.7
Total Liabilities	14,523.4	18,296.1

Total Debt	9,497.4	12,502.3
Long-Term Debt Net of Current Maturities	1,588.1	1,308.8
Long-Term Debt Including Current Maturities	1,963.5	1,358.5

Stockholders’ Equity	13,184.6	14,315.3

Number of Outstanding Shares	5,285,308,500	5,356,174,500

Financial Ratios

Items	Formula	2004	2005
Financial Ratios in Form 20-F
Operating Income to Operating Revenues	Operating Income / Operating Revenues	30.66%	31.51%
Operating Income to Stockholders’ Equity	Operating Income / Stockholders’ Equity	24.26%	25.51%
Operating Income to Total Assets	Operating Income / Total Assets	11.47%	11.14%
Net Profit Margin	Net Income / Operating Revenues	15.66%	14.01%
Return on Equity	Net Income / Stockholders’ Equity	12.39%	11.34%
Return on Assets	Net Income / Total Assets	5.86%	4.95%
Current Ratio	Total Current Asset / Total Current Liabilities	146.30%	138.58%
Long-Term Debt to Equity Ratio	Long-Term Debt Net of Current Maturities / Stockholders’ Equity	12.04%	9.14%
Total Liabilities to Equity Ratio	Total Liabilities / Stockholders’ Equity	110.15%	127.81%
Total Liabilities to Total Assets	Total Liabilities / Total Assets	52.11%	55.80%

	Formula	2004	2005
Financial Ratio—Details
EBITDA (in billions of Rupiah)	Operating Income + Depreciation	6,016.7	6,732.1
EBITDA Margin	EBITDA / Operating Revenues	57.69%	58.09%
Operating Ratio	Operating Expenses / Operating Revenues	69.34%	68.49%
Net Profit Margin	Net Income / Operating Revenues	15.66%	14.01%
Interest Coverage Ratio	EBITDA / Interest Expenses	559.22%	542.56%
Cash Ratio	Cash / Total Current Liabilities	89.26%	86.85%
Current Ratio	Total Current Asset / Total Current Liabilities	146.30%	138.58%
Debt to EBITDA	(Total Debt + Procurement Payable) / EBITDA	191.91%	224.47%
Debt to Equity Ratio	Total Debt / Stockholders’ Equity	72.03%	87.34%
Long-Term Debt to Equity Ratio	Long-Term Debt including current maturities / Stockholders’ Equity	14.89%	9.49%
Net Debt to Equity Ratio	(Total Debt—Cash) / Stockholders’ Equity	41.62%	54.38%
Return on Equity	Net Income / Stockholders’ Equity	12.39%	11.34%
Return on Investment	Net Income / Fixed Assets	9.47%	7.53%
Debitor Days (in days)	((Beginning AR + Ending AR)/2) / (Operating Revenues / 360)	23	39
Earning Per Share (in Rupiah)	Net Income / Number of Outstanding Shares	309	303
Number of Outstanding Shares		5,285,308,500	5,356,174,500

Financial Covenants (as of 31 December 2005)

Description	Ratios	Period	Requirement	Result
First Indosat Bonds	Loan + Procurement Debt EBITDA	Annually, on consolidated and audited basis	<3.5	2.69
	Loan Equity	Quarterly, on consolidated basis	<1.75	1.25
	EBITDA Loan interest payment	Annually, on consolidated and audited basis	>2.5	5.35
	Minimum consolidated equity	At any time, not less than Rp5.0 trillion	>5,000,000	14,315,328

Second Indosat Bonds (including Syariah Mudharabah)	Loan + Procurement Debt EBITDA	Annually, on consolidated and audited basis	<3.5	2.69
	Loan Equity	Quarterly, on consolidated basis	<1.75	1.25
	EBITDA Loan interest payment	Annually, on consolidated and audited basis	>2.5	5.35
	Minimum consolidated equity	At any time, not less than Rp5.0 trillion	>5,000,000	14,315,328

Third Indosat Bonds & Fourth Indosat Bonds (including Syariah Ijarah)	Loan + Procurement Debt to Supplier EBITDA	Annually, on consolidated and audited basis	<3.5	2.27
	Loan Equity	Quarterly, on consolidated basis	<1.75	0.87
	EBITDA Loan interest payment	Annually, on consolidated and audited basis	>2.5	5.35
	Minimum consolidated equity	At any time, not less than Rp5.0 trillion	>5,000,000	14,315,328

Guaranteed Notes due 2010 Guaranteed Notes due 2012	Debt EBITDA	At any time, on consolidated basis	<3.5	2.33
	Indosat and its Restricted Subsidiaries shall not Incur any Debt, unless the Consolidated Debt to EBITDA Ratio would be less than 3.5 to 1.0, after giving effect to the Incurrence of such Debt and application of the proceeds

Syndicated Loan	Loan (with interest) + Vendor Financing EBITDA	Quarterly, on consolidated basis	<3.5	2.27
	Loan (with interest) Equity	Quarterly, on consolidated basis	<1.75	0.87
	EBITDA Interest Expense	Annually, on consolidated and audited basis	>2.5	5.35

1